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                                                                      Exhibit 99

NEWS RELEASE                                   Environmental Power Corporation
                                               www.environmentalpower.com
                                               One Cate Street
                                               Portsmouth, NH 03801

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Investor Contact:                              Media Contact:
R. Jeffrey Macartney                           Brecca Loh
Chief Financial Officer and Treasurer          Media Relations
603-431-1780                                   603-431-1780 ext. 18
jmacartney@environmentalpower.com              brecca@environmentalpower.com




FOR IMMEDIATE RELEASE

        Environmental Power Corporation Signs Memorandum of Understanding Manure To Produce Electricity for Vermont Public Power Supply Authority

Portsmouth, NH October 15, 2002 - Environmental Power Corporation (OTCBB: POWR) and Vermont Public Power Supply Authority (VPPSA) have entered into a Memorandum of Understanding (MOU) which outlines key terms and conditions to be included in a more formal agreement covering construction, sale and operation of anaerobic digester/electric generation facilities in New England and New York.

The goal of the MOU is to develop a plan whereby digesters, to be installed by Environmental Power and owned by VPPSA, will extract methane from dairy farm wastes and utilize it to generate renewable, "green" electricity. VPPSA provides wholesale power to municipal and cooperative electric utilities in New England.

Joseph E. Cresci, Chairman and CEO of Environmental Power stated: "This MOU is an important first step in the establishment of a relationship between Environmental Power and VPPSA which will not only benefit the parties themselves but would bring real economic, environmental and energy benefits to the region. Together, we can improve the economics of regional dairy farms while removing thousands of tons of greenhouse gases from the air and reducing water pollution risk from animal wastes."

"We look forward to signing a formal sales agreement between Environmental Power and VPPSA and especially to the commencement of facility installations. We are working with numerous farms in the region and hope to be inviting some or all of them to participate in this project."

"This proposed project is in keeping with our corporate mission of `Doing Well By Doing Good'. It is clear that in the business environment of today, corporations should and will step to the forefront to address a number of society's problems. In doing so, they will be profitable and society will benefit as well."

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Environmental Power holds the exclusive North American license for a highly efficient anaerobic digestion technology that produces firm, peak power from the methane gas extracted from dairy farm manure. The Company's technology has been proven through operation on over 25 European farms for the last 15 years.

Environmental Power is targeting its proposed anaerobic digestions systems to animal feeding operations in the U.S. with an estimated initial target market of approximately $6.7 billion and estimates initial and expanded market potential to exceed $14 billion.

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation (OTCBB: POWR) is an entrepreneurial energy company established in 1982 with annual revenues in excess of $50 million. The company focuses on environmentally sound power generation and anaerobic digestion systems. For more information visit the company's web site at www.environmentalpower.com.

ABOUT VERMONT PUBLIC POWER SUPPLY AUTHORITY

Vermont Public Power Supply Authority (VPPSA) is a body politic and instrumentality of the State of Vermont. VPPSA provides joint action services, such as wholesale power supply, to 14 municipals located throughout Vermont. www.vppsa.com

CAUTIONARY STATEMENT

The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements. Certain statements contained in this press release such as statements concerning the goal of the MOU being to develop a plan whereby digesters to be installed by Environmental Power and owned by VPPSA will extract methane from dairy wastes and utilize it to generate renewable, "green" electricity, benefits to the MOU parties and to the region, improving economics of dairy farms, signing of a formal sales agreement and commencement of facility installations, hopes to invite farms to participate and target market estimates and other statements contained herein regarding matters that are not historical facts are forward looking statements as such term is defined in the Act. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the non-binding nature of the MOU, the inability to predict the course or outcome of any negotiations with parties involved with POWR's or Microgy's projects, uncertainties involving development stage companies, financing requirements and uncertainties, difficulties involved in developing and executing on a business plan, technological uncertainties, risks relating to managing and integrating acquired businesses, volatile and unpredictable developments (including plant outages and repair requirements), the difficulty of estimating construction, development, repair and maintenance costs and timeframes, the uncertainties involved in estimating insurance and implied warranty recoveries, if any, uncertainties relating to general economic and industry conditions, the amount and rate of growth in expenses, uncertainties relating to government and regulatory policies, the legal environment, intellectual property issues, the competitive environment in which POWR and Microgy operate and other factors, including those described in the Company's filings with the Securities and Exchange Commission, including the section "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Certain Factors That May Impact Future Results" of POWR's Quarterly Report on Form 10-Q for the period ended June 30, 2002. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. POWR undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                      For more information, please contact:
                          brecca@environmentalpower.com
                           www.environmentalpower.com